Exhibit 99.4

Exhibit A

Trust Amendments

1. Amendment to Section 5.2

            The first sentence of Section 5.2 of the declaration of trust of Trust, as amended, is amended in its entirety to read as follows:

            The number of Trustees (hereinafter the “Trustees”) shall initially be three, shall be increased to nine within 90 days following closing of the Trust’s initial public offering of Shares (as hereinafter defined), and shall not thereafter be decreased, but may be increased to a maximum of sixteen pursuant to the Bylaws of the Trust.

2. Amendment to Add New Section 7.2.10

            A new Section 7.2.10 is added to Article VII of the declaration of trust of Trust, as amended, to read in its entirety as follows:

            Section 7.2.10. Exemption for Certain Preferred Shares. Notwithstanding any provision of this Article VII (or any successor provision), in connection with the issuance of Preferred Shares by the Trust in connection with a Business Combination (as defined in Section 8.4), the Board may exempt by Board resolution one or more series of Preferred Shares (an “Exempted Preferred Series”) from all or any portion of the provisions of this Article VII, including, without limitation, the restrictions or limitations on ownership and transfer contained in Section 7.2.1(a) and Section 7.3, provided that either condition (a), (b) or (c) below has been met:

      (a) the Board, in its sole and absolute discretion, shall have determined that assuming that all shares of such Exempted Preferred Series are Beneficially Owned by one Non-U.S. Person who is considered an individual pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code, it is not reasonably likely that:

(1) five Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders) would Beneficially Own more than 49.5% of the value of the outstanding Shares;

(2) the Shares would be beneficially owned by less than 100 Persons;

and

(3) the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise forty-three (43%) percent or more of the fair market value of the issued and outstanding Shares; or

      (b) the Board shall have established restrictions or limitations on Beneficial Ownership and transfer of the Exempted Preferred Series and remedies for breach thereof that vary from those contained in this Article VII and that, in the sole and absolute discretion of the Board, ensure that it is reasonably likely that:

(1) no five Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders) would Beneficially Own more than 50% of the value of the outstanding Shares;

(2) the Shares would be beneficially owned by at least than 100 Persons;

and

(3) the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise less than forty-three percent (43%) of the fair market value of the issued and outstanding Shares; or

      (c) a combination of conditions (a) or (b) above shall have been met, provided that (1) at least one of condition (a)(1) or condition (b)(1) shall have been met; (2) at least one of condition (a)(2) or condition (b)(2) shall have been met; and (3) at least one of condition (a)(3) or condition (b)(3) shall have been met.

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